Exhibit 99.2

                        UNITED STATES CELLULAR CORPORATION
                         PRO FORMA FINANCIAL INFORMATION


      United States Cellular  Corporation (AMEX symbol  "USM") is referred  to
    in  this  exhibit as  the  "Company."    The  Company  is  an  81.3%-owned
    subsidiary of Telephone and Data Systems, Inc. ("TDS").

      From January 1 through March 31, 1994, the Company acquired controlling interests in six cellular markets and several additional minority cellular interests representing a total of approximately 822,000 population equivalents. The total consideration paid for these acquisitions was approximately $98.7 million, consisting of 2.9 million Common Shares, an increase in the Company's revolving credit agreement with TDS (the "Revolving Credit Agreement") of $138,000, the cancellation of a $1.4 million note receivable and $4.6 million in cash paid by the Company. Of this consideration, the debt under the Revolving Credit Agreement and all of the Common Shares were issued to TDS to reimburse TDS for TDS Common Shares issued and issuable and cash paid to third parties.

      As of March 31, 1994, the Company had pending agreements to acquire controlling interests in three cellular markets and several minority interests representing a total of approximately 487,000 population equivalents. The total consideration to be paid for the acquisitions described in this paragraph, valued at the time such agreements were entered into, is approximately $34.9 million. If these acquisitions are completed as planned, the Company will issue approximately 1.1 million Common Shares, will increase the balance outstanding under the Revolving Credit Agreement by $258,000 and TDS will pay $700,000 in cash (to be treated as an equity contribution to the Company).

      Pursuant to Rule 3-05 and Rule 11-01 of Regulation S-X, the completed and pending acquisitions of businesses described in the foregoing paragraphs are not individually significant. The following pro forma financial information is included pursuant to Article 11 of Regulation S-
    X:

    United States Cellular Corporation Unaudited Condensed Pro Forma
        Consolidated Financial Statements

      Unaudited Condensed Pro Forma Consolidated Balance Sheet as of March 31, 1994

      Unaudited Condensed Pro Forma Consolidated Statement of
        Operations for the Three Months Ended March 31, 1994

      Unaudited Condensed Pro Forma Consolidated Statement of
        Operations for the Year Ended December 31, 1993

      Notes to Unaudited Condensed Pro Forma Consolidated
        Financial Statements

                          UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                            Condensed Pro Forma Consolidated Balance Sheet
                                            March 31, 1994
                                               Unaudited
                                              -----------
                                            (In Thousands)

                                                ASSETS

                                                        Combined       Pro Forma
                                                        Completed     Adjustments     Pro Forma
                                            USM        and Pending     Increase          USM
                                     Consolidated (a) Acquisitions    (Decrease)    Consolidated
                                     ---------------- -------------  ------------  --------------

    CURRENT ASSETS                       $ 51,699       $    384       $      -       $ 52,083
                                      -----------    -----------    -----------    -----------


    PROPERTY, PLANT AND EQUIPMENT
     In service                           328,902          3,637              -        332,539
     Less accumulated depreciation         70,355            959              -         71,314
                                      -----------    -----------    -----------    -----------

                                          258,547          2,678              -        261,225
                                      -----------    -----------    -----------    -----------


    INVESTMENTS
     Cellular partnerships                 90,697              -           (658) (1)    90,039
     Licenses, net of amortization        917,044              -         37,781 (1)    954,825
     Marketable equity securities          15,792              -              -         15,792
     Other                                  6,963              -              -          6,963
                                      -----------    -----------    -----------    -----------
                                        1,030,496              -         37,123      1,067,619
                                      -----------    -----------    -----------    -----------


    OTHER ASSETS AND DEFERRED CHARGES      15,319            148              -         15,467
                                      -----------    -----------    -----------    -----------

                                         $1,356,061     $  3,210       $ 37,123       $1,396,394
                                      ===========    ===========    ===========    ===========






           The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

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

                          UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                            Condensed Pro Forma Consolidated Balance Sheet
                                            March 31, 1994
                                               Unaudited
                                              ----------
                                            (In Thousands)

                                 STOCKHOLDERS' EQUITY AND LIABILITIES


                                                        Combined       Pro Forma
                                                        Completed     Adjustments     Pro Forma
                                            USM        and Pending     Increase          USM
                                     Consolidated (a) Acquisitions    (Decrease)    Consolidated
                                     ------------------------------- ------------- --------------

    CURRENT LIABILITIES                  $ 70,554       $    742       $   (658) (1)  $ 70,638
                                      -----------    -----------    -----------    -----------

    NOTES PAYABLE                               -          3,800              -          3,800
                                      -----------    -----------    -----------    -----------

    REVOLVING CREDIT AGREEMENT-TDS        177,023              -            258 (1)    177,281
                                      -----------    -----------    -----------    -----------

    LONG-TERM DEBT, excluding current portion47,993            -              -         47,993
                                      -----------    -----------    -----------    -----------

    DEFERRED LIABILITIES AND CREDITS        3,704          1,593              -          5,297
                                      -----------    -----------    -----------    -----------

    REDEEMABLE PREFERRED STOCK, excluding
     current portion                        9,597              -              -          9,597
                                      -----------    -----------    -----------    -----------

    MINORITY INTEREST                      15,406              -              2 (1)     15,408
                                      -----------    -----------    -----------    -----------

    COMMON STOCKHOLDERS' EQUITY
     Common Shares, par value $1
       per share                           43,857              -         1,052  (1)     44,909
     Series A Common Shares, par
       value $1 per share                  33,006              -              -         33,006
     Additional paid in capital         1,038,062              -         33,544 (1)  1,071,606
     Common Shares issuable,
       1,038,552 shares                    19,739              -              -         19,739
     Retained (deficit)                  (102,880)        (2,925)         2,925 (1)   (102,880)
                                      -----------    -----------    -----------    -----------
       Total common stockholders'
         equity                         1,031,784         (2,925)        37,521      1,066,380
                                      -----------    -----------    -----------    -----------

                                       $1,356,061     $    3,210       $ 37,123     $1,396,394
                                      ===========    ===========    ===========    ===========


           The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                          UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                       Condensed Pro Forma Consolidated Statement of Operations
                               For the Three Months Ended March 31, 1994
                                               Unaudited
                                               ---------
                               (In Thousands, except per share amounts)


                                                        Combined       Pro Forma
                                                        Completed     Adjustments     Pro Forma
                                            USM        and Pending     Increase          USM
                                       Consolidated  Acquisitions(b)  (Decrease)    Consolidated
                                       ----------------------------- ------------  ---------------
    OPERATING REVENUES
        Service                          $ 63,361       $    610       $      -       $ 63,971
        Equipment sales                     2,872              -              -          2,872
                                      -----------    -----------    -----------    -----------
           Total Operating Revenues        66,233            610              -         66,843
                                      -----------    -----------    -----------    -----------

    OPERATING EXPENSES
        System operations                   9,730            486              -         10,216
        Marketing and selling              14,054              2              -         14,056
        Cost of equipment sold              8,009              -              -          8,009
        General and administrative         20,726            115              -         20,841
        Depreciation and amortization      14,718             83            400(3)      15,201
                                      -----------    -----------    -----------    -----------
           Total Operating Expenses        67,237            686            400         68,323
                                      -----------    -----------    -----------    -----------

    OPERATING (LOSS) BEFORE
      MINORITY SHARE                      (1,004)           (76)          (400)        (1,480)
        Minority share of
          operating (income)              (1,118)               -             12 (2)   (1,106)
                                      -----------    -----------    -----------    -----------

    OPERATING (LOSS)                       (2,122)           (76)          (388)        (2,586)
                                      -----------    -----------    -----------    -----------

    INVESTMENT AND OTHER INCOME
        Investment income                   5,191              -              -          5,191
        Amortization of license
           and deferred costs
           related to investments            (244)             -              -           (244)
        Interest income                       639              -             (9) (5)       630
        Other (expense), net                 (324)            (3)             -           (327)
                                      -----------    -----------    -----------    -----------
           Total Investment
             and Other Income               5,262             (3)            (9)         5,250
                                      -----------    -----------    -----------    -----------

    INCOME (LOSS) BEFORE INTEREST AND
      INCOME TAXES                          3,140            (79)          (397)         2,664
        Interest expense                    3,991            112             (9)(5)      4,157
                                                                             63 (6)
                                      -----------    -----------    -----------    -----------

    (LOSS) BEFORE INCOME TAXES               (851)          (191)          (451)        (1,493)
        Income tax expense                    979              -              - (7)        979
                                      -----------    -----------    -----------    -----------

    NET (LOSS)                           $ (1,830)      $   (191)      $   (451)      $ (2,472)
                                     ============    ===========    ===========    ===========

    WEIGHTED AVERAGE COMMON AND
        SERIES A COMMON SHARES             75,140                         1,524         76,664
                                      ===========                   ===========    ===========


    (LOSS) PER COMMON AND SERIES A
        COMMON SHARE                     $   (.02)                                    $   (.03)
                                      ===========                                  ===========

           The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

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

                          UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES

                       Condensed Pro Forma Consolidated Statement of Operations
                                 For the Year Ended December 31, 1993
                                               Unaudited

                                               --------
                               (In Thousands, except per share amounts)


                                                        Combined       Pro Forma
                                                        Completed     Adjustments     Pro Forma
                                            USM        and Pending     Increase          USM
                                     Consolidated (c) Acquisitions    (Decrease)    Consolidated
                                     --------------------------------------------  ---------------


    OPERATING REVENUES
        Service                          $203,800       $  7,030       $      -       $210,830
        Equipment sales                    10,510            272              -         10,782
                                      -----------    -----------    -----------    -----------
           Total Operating Revenues       214,310          7,302              -        221,612
                                      -----------    -----------    -----------    -----------


    OPERATING EXPENSES
        System operations                  34,301          3,575              -         37,876
        Marketing and selling              43,478            607              -         44,085
        Cost of equipment sold             25,688            618              -         26,306
        General and administrative         74,472          2,191              -         76,663
        Depreciation and amortization      45,027            891          1,827 (3)     47,745
                                      -----------    -----------    -----------    -----------
           Total Operating Expenses       222,966          7,882          1,827        232,675
                                      -----------    -----------    -----------    -----------


    OPERATING (LOSS) BEFORE
      MINORITY SHARE                       (8,656)          (580)        (1,827)       (11,063)
        Minority share of
          operating (income)               (3,496)             -             45 (2)     (3,451)
                                      -----------    -----------    -----------    -----------


    OPERATING (LOSS)                      (12,152)          (580)        (1,782)       (14,514)
                                      -----------    -----------    -----------    -----------

    INVESTMENT AND OTHER INCOME
        Investment income                  16,922              -            (85) (4)    16,837
        Amortization of license and
          deferred costs
           related to investments            (917)             -              -           (917)
        Interest income                     2,652             31            (31) (5)     2,652
        Other income (expense), net          (915)           (24)             -           (939)
        Gain on sale of cellular
          interests                         4,851              -              -          4,851
                                      -----------    -----------    -----------    -----------
           Total Investment
             and Other Income              22,593              7           (116)        22,484
                                      -----------    -----------    -----------    -----------

    INCOME (LOSS) BEFORE INTEREST AND
     INCOME TAXES                          10,441           (573)        (1,898)         7,970
        Interest expense                   33,190            691            (31) (5)    34,226
                                                                            376 (6)
                                      -----------    -----------    -----------    -----------

    (LOSS) BEFORE INCOME TAXES            (22,749)        (1,264)        (2,243)       (26,256)
        Income tax expense                  2,692              -              - (7)      2,692
                                      -----------    -----------    -----------    -----------
    NET (LOSS)                           $(25,441)      $ (1,264)      $ (2,243)      $(28,948)
                                      ===========    ===========    ===========    ===========

    WEIGHTED AVERAGE COMMON AND
        SERIES A COMMON SHARES             57,152                         3,905         61,057
                                      ===========                   ===========    ===========


    (LOSS) PER COMMON AND SERIES A
        COMMON SHARE                     $   (.45)                                    $   (.47)
                                      ===========                                  =============



           The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                            UNITED STATES CELLULAR CORPORATION
              NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                         (Unaudited)


        (a) Includes the balance sheets of the entities discussed in the second paragraph of this exhibit.

        (b) Includes the income statements of the entities discussed in the second paragraph of this exhibit prior to the date of acquisition by the Company, as well as each of the income statements of the entities for which acquisition by the Company is pending as of the date of this Form 10-Q.

        (c) Service revenues and system operations expenses for 1993 have been reclassified to conform to 1994 presentation.

        (d) The pro forma adjustments are described in the following paragraphs:

        (1) Reflects the Company's acquisition of the cellular interests described in the third paragraph of this exhibit. Also reflects the elimination of the equity of these interests in purchase transactions and the allocation of the purchase price to cellular license acquisition costs (in thousands).

          Purchase price (aggregate)                       $     34,854

          Plus:  acquired companies' negative
            equity at March 31, 1994                              2,927
                                                  ---------------------
          Purchase price to be allocated                   $     37,781
                                                  =====================

          Purchase price in excess of book value--

                Cellular operations--consolidated          $     37,781
                Cellular operations--equity method                    -
                                                  ---------------------
                                                           $     37,781
                                                  =====================

          The pro forma allocations of the purchase prices to the acquired entities' assets as set forth above are based upon preliminary estimates of the values of those assets.

          (2) Reflects the minority shareholders' portion of acquired companies' net income and the elimination of the minority shareholders' portion of net income of companies in which the Company acquired additional minority interests.

          (3) Reflects the amortization of assumed costs in excess of book value. All excess cost amounts are assumed to be amortized over 40 years.

          (4) Reflects the elimination of the equity-method losses of acquired entities which are consolidated in the Pro Forma Consolidated Statements of Operations.

          (5) Reflects the elimination of intercompany interest income and interest expense between the Company and several acquired entities. The acquired entities were previously accounted for by the equity method of accounting (see Note 4).

          (6) Reflects the estimated interest expense incurred as a result of increases in the Revolving Credit Agreement in connection with the acquisitions included in the Condensed Pro Forma Consolidated Statements of Operations.

          (7)   The  Company is included  in a  consolidated federal  income tax
    return  with other members of  the TDS  consolidated group.   TDS and the
    Company entered  into a Tax  Allocation  Agreement  (the "Agreement")
    effective  July 1,  1987.   The  Agreement provides,  among other
    things, that the Company and its subsidiaries be included in a consolidated federal income tax return with the TDS affiliated group unless TDS
    requests otherwise.   The  Company and  its subsidiaries calculate their
    losses and  credits as if  they comprised  a separate affiliated
    group.   Under the Agreement, the Company  is able to carry  forward its losses and credits and use them to offset any future income tax liabilities to TDS. Accordingly, no pro forma income tax benefits arising from the pro forma effects of acquisitions have been recorded in the Condensed Pro Forma Consolidated Statements of Operations.